Filed Pursuant to Rule 433

Registration No. 333-206684

« PRICING DETAILS « $1bln+ SDART 2018-2 (Subprime Auto)

**PXG DETAILS**  $1bln+ Santander Drive Auto Receivables Trust (SDART)  2018-2

Joint Leads: J.P. Morgan (struc), BNP Paribas, Citi

Co-Managers: Bank of Montreal, Deutsche Bank, SIS

CL	AMT($MM)	WAL	MDY/F	E.FINAL	L.FINAL	SPREAD		YLD%	CPN%	$PX
A-1	210.00	0.20	P-1/F1+	09/15/18	04/05/19			2.350	2.35	100.00000
A-2-A	175.00	0.68	Aaa/AAA	05/15/19	10/15/20	EDSF+25		2.604	2.58	99.99326
A-2-B	75.00	0.68	Aaa/AAA	05/15/19	10/15/20	1ML +25				100.00000
A-3	126.63	1.34	Aaa/AAA	12/15/19	09/15/21	EDSF+28		2.774	2.75	99.98939
B	166.60	2.02	Aa1/AA-	09/15/20	09/15/22	IntS+45		3.057	3.03	99.98495
C	151.73	2.88	Aa3/A-	08/15/21	07/17/23	IntS+70		3.375	3.35	99.99590
D	106.50	3.72	Baa2/BBB	04/15/22	02/15/24	IntS+120		3.916	3.88	99.98474
E	83.30	3.99	NR/BB-	04/15/22	09/15/25	*RETAINED	*

Expected Settle: 04/18/18	Registration: A-1 - D: SEC Registered
First Pay Date: 05/15/18	E: 144a
Expected Ratings : Moody’s, Fitch	ERISA Eligible: A-1 - D Only
Ticker: SDART 2018-2	Min Denoms: A-1 - D: $1k x $1k
Bill & Deliver: J.P. Morgan	E: $2,100k x $1k
Expected Pricing: Priced	Pxing Speed: 1.5% ABS to 10% Call

CUSIPs	A-1: 80285FAA2	Available Information:
	A-2-A: 80285FAB0	* Preliminary Prospectus (attached)
	A-2-B: 80285FAC8	* Ratings FWP (attached)
	A-3: 80285FAD6	* DealRoadshow.com: SDART20182
	B: 80285FAE4	* IntexNet/CDI (via separate message)
C: 80285FAF1
D: 80285FAG9
E: 80285FAH7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.